Exhibit 99.1

To:	Alliance Data Systems Corporation Executive Officers
Members of the Board of Directors

From:	Leigh Ann K. Epperson, SVP and General Counsel

Date:	March 16, 2012

Re:	Notice of Blackout Period

As a director or executive officer of Alliance Data Systems Corporation (the “Company”), you are subject to Section 306(a) of the Sarbanes-Oxley Act of 2002, which prohibits certain trades during benefit plan “blackout” periods.  Please note the following in connection with an upcoming blackout period:

1.
Participants in the Company’s 401(k) Savings and Retirement Plan (the “Plan”) will be temporarily unable to direct or diversify investments in individual accounts (including the Company stock account), obtain a loan from the Plan, or obtain distributions from the Plan due to a change in Plan recordkeeper, custodian and broker.

2.
A blackout period will commence on April 16, 2012, at which time Plan participants will be temporarily unable to obtain a loan or a distribution from the Plan.  Beginning on April 23, 2012, Plan participants will be temporarily unable to direct or diversify investments in individual accounts.  The blackout period will end on or about May 11, 2012.  We will notify you of the exact ending date of the blackout period.  If you have questions regarding whether the blackout period has begun or ended, you may contact the individuals designated at the end of this notice.

3.
You are not permitted to purchase, sell or otherwise acquire or transfer any equity securities of the Company (or derivative securities of those equity securities, such as stock options) from April 16, 2012 until the week of May 6, 2012, during which time Plan participants will be temporarily unable to direct or diversify investments in individual accounts.

4.
The prohibition on purchases, sales and other transfers described above applies only to equity securities of the Company (and derivatives of such securities) that you have acquired in connection with your service or employment as a director or executive officer of the Company.  This prohibition also applies to any direct or indirect pecuniary interest you may have in such securities, such as Company stock held by immediate family members living with you, or held in trust, or by controlled partnerships or corporations.  It is important to note that any such security you sell or otherwise transfer will be automatically treated as acquired in connection with your service or employment unless you establish that the securities were acquired from another source and this identification is consistent with your treatment of the securities for tax purposes and all other disclosure and reporting requirements.

5.
Under the law, any profit realized by a director or executive officer from any purchase, sale or other transfer of any equity securities of the Company in violation of these blackout period restrictions will result in the profit inuring to and being recoverable by the Company, regardless of your reason for entering into the transaction.

If you have questions regarding this notice, please contact me at (214) 494-3434 or Cynthia Hageman, VP and Assistant General Counsel, at (214) 494-3834, or in writing at 7500 Dallas Parkway, Suite 700, Plano, Texas 75024.